Exhibit 21.1
PHOTOMEDEX, INC.
a Delaware corporation

LIST OF SUBSIDIARIES

Surgical Laser Technologies, Inc., a Delaware corporation.*

Surgical Innovations & Services, Inc., a Delaware corporation*

SLT Technology, Inc., a Delaware corporation

SLT Properties, Inc., a Delaware corporation**

SLT Rentals, Inc., a Delaware corporation**

Diversified Properties and Equity Group, Inc., a Pennsylvania corporation**

Laser Analytics, Inc., a Massachusetts corporation**

Laser Photonics, Inc., a Delaware corporation**

* Merged into PhotoMedex, Inc. on November 18, 2004.

** Inactive.